UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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EnergySolutions, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 1, 2013

Dear Stockholder:

A few weeks ago we mailed you proxy information to enable you to vote on a very important proposal that affects your ownership in EnergySolutions.

Your vote is important, no matter how large or small your holdings may be.

According to our latest records, we have not yet received your proxy for the Special Meeting of Stockholders of EnergySolutions, Inc. to be held on April 26, 2013. Your Board of Directors unanimously recommends that you vote FOR all of the proposals on the agenda, including FOR the adoption of the merger agreement with affiliates of Energy Capital Partners.

The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. The failure to vote your shares will have the same effect as a vote against approval of the proposal to adopt the merger agreement.

Please vote TODAY by telephone, via the Internet, or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

Sincerely,

Steve R. Rogel

Chairman of the Board of Directors

REMEMBER:

You can vote your shares by telephone, or via the Internet.

Please follow the easy instructions on the enclosed proxy card.

If you have any questions, or need assistance in voting

your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED

TOLL-FREE, at 1-877-717-3898.